ASSISTANT SECRETARY'S CERTIFICATE

     I, Elizabeth Keeley, Assistant Secretary of Dreyfus International Funds Inc. (the "Fund", hereby certify the following resolution was adopted at a Board Meeting held on March 10, 1997 and remains in full force and effect:

     RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Elizabeth A. Keeley, Marie E. Connolly, Richard W. Ingram, Mark A. Karpe, John E. Pelletier and Michael S. Petrucelli as the attorney-in-fact for the proper officers of the Fund, a with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.


     IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Funds and affixed the seal this 22nd day of September, 1997.


                                        ___________________________
                                        ELIZABETH A. KEELEY



(SEAL)
DREYFUS INTERNATIONAL FUNDS, INC.